Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 23, 2023, relating to the consolidated financial statements of Playa Hotels & Resorts N.V. and the effectiveness of Playa Hotels & Resorts N.V.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Playa Hotels & Resorts N.V. for the year ended December 31, 2022. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

McLean, Virginia

September 19, 2023